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PROSPECTUS SUPPLEMENT (To Prospectus dated May 6, 2004)	Filed pursuant to Rule 424(b)(3) of the Rules and Regulations Under the Securities Act of 1933
Registration Statement No. 333-61386

ADVANSTAR, INC.
15% Series B Senior Discount Notes Due 2011

Recent Developments

        We have attached to this prospectus supplement, and incorporated by reference into it, our Form 8-K Current Report of Advanstar, Inc. containing certain information with respect to our Board of Directors.

        This prospectus supplement, together with the prospectus, is to be used (1) by Credit Suisse First Boston LLC in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale (in which case Credit Suisse First Boston LLC may act as principal or agent) and (2) by DLJ Investment Partners II, L.P. and the following related funds: DLJ Investment Partners, L.P., DLJIP II Holdings, L.P., or any other selling security holder that may be named in an accompanying prospectus supplement, in connection with sales in over-the-counter market, in privately negotiated transactions, in underwritten offerings or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing prices or at negotiated prices. See "Plan of Distribution" in the prospectus.

October 8, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTIONS 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2004

Advanstar, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or organization)	333-61386 (Commission File Number)	94-3243499 (I.R.S. Employer Identification No.)
One Park Avenue, New York, NY 10016 (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (617) 267-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        On October 1, 2004, James Finkelstein was appointed to our Board of Directors. As of the date of this report, he has not been named to any committee of the Board of Directors, nor has it been determined to which committee or committees, if any, he may be named in the future.

        Our board of directors is comprised of each of the directors of our parent company, Advanstar Holdings, which is controlled by the DLJ Merchant Banking funds. In connection with the DLJ Merchant Banking funds' acquisition of substantially all of the shares of Advanstar Holdings, the DLJ Merchant Banking funds, Advanstar Holdings and the other shareholders of Advanstar Holdings entered into a stockholders' agreement pursuant to which the DLJ Merchant Banking funds have the right to select at least a majority of the board of directors of Advanstar Holdings. Pursuant to this right, the DLJ Merchant Banking funds have selected Mr. Finkelstein to serve as a director of Advanstar Holdings and consequently Mr. Finkelstein has also been selected to serve as a director of Advanstar, Inc., effective October 1, 2004

        Mr. Finkelstein provides consulting services to the DLJ Merchant Banking funds and receives compensation for these services. We are not aware of any transactions between Mr. Finkelstein or his immediate family members and Advanstar, Inc. or its subsidiaries that would require disclosure under Item 404(a) of Regulation S-K.

        Thompson Dean, who was appointed to our Board on August 15, 2004, by the DLJ Merchant Banking funds pursuant to their right to appoint directors under Advanstar Holdings' stockholders' agreement, resigned as a director effective October 1, 2004.

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SIGNATURES

        Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANSTAR, INC.
Date: October 5, 2004	By:	/s/ DAVID W. MONTGOMERY Name: David W. Montgomery Title: Vice President—Finance, Chief Financial Officer and Secretary

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SIGNATURES